Exhibit 99.6

Report of Independent Registered Public Accounting Firm

To the shareholders and the Board of Directors of Shenzhen VIYI Algorithm Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Fe-da Electronics Company Pte Ltd (the “Company”) as of December 31, 2019 and 2018, the related statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the regulations of the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding tire amounts and disclosures in the financial statements. Out audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

FE-DA Electronics Company Private Limited

Balance Sheets

	December 31,	December 31,
	2018	2019
	USD	USD

ASSETS

CURRENT ASSETS
Cash and cash equivalents	2,879,771	518,590
Accounts receivable, net	968,027	3,638,165
Prepayments and other current assets	44,639	263,851
Inventory	408,750	595,080
Total current assets	4,301,187	5,015,687

PROPERTY AND EQUIPMENT, NET

OTHER ASSETS
Total non-current assets

Total assets	4,301,187	5,015,687

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	12	418,592
Short-term bank loans	1,512,046	1,446,905
Taxes payable	230,593	69,265
Other current liabilities	41,071	82,502
Total current liabilities	1,783,722	2,017,265

OTHER LIABILITIES
Total other liabilities

Total liabilities	1,783,722	2,017,265

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Ordinary shares	500,001	500,001
Retained earnings	2,017,463	2,498,420
Total shareholders’ equity	2,517,465	2,998,422

Total liabilities and shareholders’ equity	4,301,187	5,015,687

The accompanying notes are an integral part of these financial statements.

FE-DA Electronics Company Private Limited

Statement of Income and Comprehensive Income

	For the Years Ending December 31,
	2018	2019
	USD	USD
OPERATING REVENUES	44,851,286	69,901,618

COST OF REVENUES	42,961,675	68,646,834

GROSS PROFIT	1,889,611	1,254,784

OPERATING EXPENSES
Selling expenses	14,349	15,298
General and administrative expenses	303,092	607,814
Total operating expenses	317,441	623,112

INCOME FROM OPERATIONS	1,572,170	631,672

OTHER INCOME (EXPENSE)
Finance expenses, net	62,303	85,177
Other income, net	-832	-28
Total other income (expense), net	61,471	85,149

INCOME BEFORE INCOME TAXES	1,510,699	546,523
PROVISION FOR INCOME TAX	235,228	65,566

NET INCOME	1,275,471	480,957

OTHER COMPREHENSIVE INCOME

COMPREHENSIVE INCOME	1,275,471	480,957

The accompanying notes are an integral part of these financial statements.

FE-DA Electronics Company Private Limited

Cash Flow Statement

	For the Years Ended December 31,
	2018	2019
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	1,275,471	480,957
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	660
Change in operating assets and liabilities:
Accounts receivable	1,962,868	-2,670,138
Prepayment and other current assets	30,633	-219,212
Inventory	-408,750	-186,330
Accounts payable	-394,421	418,580
Advance from customers	1,665	17,973
Other payables and accrued liabilities	-1,906	18,138
Taxes payable	222,004	-161,328
Net cash provided by (used in) operating activities	2,688,225	-2,301,361

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash (used in) provided by investing activities

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	8,200,000	11,438,892
Repayment of short term loan	-8,194,620	-11,498,712
Net cash provided by (used in) financing activities	5,380	-59,820

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS

CHANGE IN CASH AND CASH EQUIVALENTS	2,693,605	-2,361,181

CASH AND CASH EQUIVALENTS, beginning of year	186,166	2,879,771

CASH AND CASH EQUIVALENTS, end of year	2,879,771	518,590

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	40,686	227,307
Cash paid for interest expense	60,141	90,497

The accompanying notes are an integral part of these financial statements.

FE-DA Electronics Company Private Limited

Statement of Changes in Shareholders’ Equity

	Ordinary shares	Retained earnings	Total
	USD	USD	USD
BALANCE, December 31, 2017	500,001	741,992	1,241,994
Net income		1,275,471	1,275,471
Statutory reserves
Foreign currency translation
BALANCE, December 31, 2018	500,001	2,017,463	2,517,465
Net income		480,957	480,957
Statutory reserves
Foreign currency translation
BALANCE, December 31, 2019	500,001	2,498,420	2,998,422

The accompanying notes are an integral part of these financial statements.

FE-DA ELECTRONICS COMPANY PRIVATE LIMITED

NOTES TO financial statements

Note 1 — GENERAL

FE-DA Electronics Company Private Limited (“FE-DA” or the “Company”) is a company incorporated on January 21, 2009 under the laws of the Singapore, an intelligent chip and service solution provider.

Note 2 — Summary of significant accounting policies

Basis of presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, revenue recognition, deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Foreign currency translation and other comprehensive income (loss)

The Company uses U.S. dollar (“USD”) as its reporting currency. The functional currency of FE-DA is U.S. dollar, which is the respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

Cash and cash equivalents

Cash and cash equivalents primarily consists of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. Cash and cash equivalents also consist of funds earned from the Company’s operating revenues which were held at third party platform fund accounts which are unrestricted as to immediate use or withdraw. The Company maintains most of its bank accounts in HK and Singapore.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 90 days. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2018 and 2019, the Company made USD 0 and USD 0 allowance for doubtful accounts for accounts receivable, respectively.

Inventories

Inventories are comprised of finished goods and are stated at the lower of cost or net realizable value using the weighted average method. Management reviews inventories for obsolescence and cost in excess of net realizable value periodically when appropriate and records a reserve against the inventory when the carrying value exceeds net realizable value. As of December 31, 2018 and 2019, the Company determined that no allowance was necessary.

Prepayments and other current assets

Prepayments and other current assets are mainly payments made to vendors or services providers for future services and prepaid rent. These amounts are refundable and bear no interest. Management reviews its prepayments and other current assets on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. As of December 31, 2018 and 2019, no allowance was deemed necessary.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with no residual value. The estimated useful lives are as follows:

Useful Life
Office equipment	3 years
Office furniture and fixtures	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

Long-lived assets, including property and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the years ended December 31, 2018 and 2019, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

● Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

● Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

● Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606) for the fiscal year ended December 31, 2019 using the modified retrospective method for contracts that were not completed as of December 31, 2018. The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) the Company satisfies the performance obligation.

Prior to fiscal year 2019, the Company recognizes revenue when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price or fees are fixed or determinable, and (iv) the ability to collect is reasonably assured. Revenue is presented in the statements of income and comprehensive income net of sales taxes. The Company does not offer rights of refund of previously paid or delivered amounts, rebates, rights of return or price protection. In all instances, the Company limits the amount of revenue recognized to the amounts for which it has the right to bill its’ customers.

The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition.

(i) Sale of intelligent chips

The Company has been engaged in resale of intelligent chips products and accessories. The Company typically enters into written contracts with its customer where the rights of the parties, including payment terms, are identified and sales prices to the customers are fixed with no separate sales rebate, discount, or other incentive and no right of return exists on sales of inventory. The Company’s performance obligation is to deliver products according to contract specifications. The Company recognizes gross product revenue at a point in time when the control of products or services are transferred to customers.

To distinguish a promise to provide products from a promise to facilitate the sale from a third party, the Company considers the guidance of control in ASC 606-10-55-37A and the indicators in 606-10-55-39. The Company considers this guidance in conjunction with the terms in the Company’s arrangements with both suppliers and customers.

In general, the Company controls the products as it has the obligation to (i) fulfill the products delivery and (ii) bear any inventory risk as legal owners. In addition, when establishing the selling prices for delivery of the resale products, the Company has control to set its selling price to ensure it would generate profit for the products delivery arrangements. The Company believes that all these factors indicate that the Company is acting as a principal in this transaction. As a result, revenue from the sales of products is presented on a gross basis.

Contract balances:

The Company records receivable related to revenue when it has an unconditional right to invoice and receive payment.

Payments received from customers before all of the relevant criteria for revenue recognition met are recorded as deferred revenue.

The Company’s disaggregated revenue streams are described as follows:

	December 31, 2018	December 31, 2019
	USD	USD
Intelligent chips	44,851,286	69,901,618
Total revenues	44,851,286	69,901,618

The Company’s revenue by geographic locations are summarized below:

	December 31, 2018	December 31, 2019
	USD	USD
Singapore revenues	3,480,471	71,240
Other regional revenue	41,370,815	69,830,378
Total revenues	44,851,286	69,901,618

Cost of revenues

For intelligent chip, the cost of revenue consist primarily of the costs of products sold.

The Company’s disaggregated cost streams are described as follows:

	December 31, 2018	December 31, 2019
	USD	USD
Intelligent chips	42,961,675	69,901,618
Total revenues	42,961,675	68,646,834

Goods and services taxes (“GST”)

Revenue represents the invoiced value of service, net of GST. The GST rate is generally 7% in Singapore. All of the GST returns filed by the Company in Singapore, have been and remain subject to examination by the tax authorities for five years from the date of filing.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. Tax returns filed in 2018 to 2019 are subject to examination by any applicable tax authorities.

Operating leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Company are currently classified as operating leases. The Company records lease expense on a straight-line basis over the lease term.

Employee benefit

As required by law, the Company makes contributions to the Central Provident Fund (“CPF”). CPF contributions are recognized as compensation expenses in the same period as employment that gives rise to the contributions.

These expenses are charged to profit or loss as and when they arise and are disclosed as part of staff costs.

Employee entitlements to annual leave are recognized when they accrue to employees.An accrual is made for the estimated liability for leave as a result of services rendered by employees up to the end of reporting period.

These expenses are charged to profit or loss as and when they arise and are disclosed as part of staff costs.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption assuming the Company will remain an emerging growth company at that date. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2020, and interim reporting periods within annual reporting periods beginning after December 15, 2021. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. The Company has not early adopted this update and it will become effective on January 1, 2022 after FASB delayed the effective date for non-public companies with ASU 2020-05. The Company is currently evaluating the impact of this new standard on its financial statements and related disclosures.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. The Company does not expect the adoption of this ASU would have a material effect on the Company’s financial statements.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables — Nonrefundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for annual and interim reporting periods beginning July 1, 2021. Early application is not permitted. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The Company is currently evaluating the impact of this new standard on Company’s financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for annual periods beginning after December 15, 2020 for public business entities. Early application is permitted. The amendments in this Update should be applied retrospectively. The Company does not expect the adoption of this standard to have a material impact on its financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3 — CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

	December 31, 2018	December 31, 2019
	USD	USD
Cash and bank balance	2,879,771	518,590
Less: bank overdraft
Cash and cash equivalents	2,879,771	518,590

Cash deposits are generally held in instant access bank accounts and interest-bearing accounts. Included in the company’s Cash and cash equivalents are amount of USD 2,879,771 and USD 518,590 in December 31,2018 and 2019. Bank overdrafts should be included as a component of cash and cash equivalents only when they form an integral part of an enterprise’s cash management. Otherwise, they are generally considered as part of an enterprise’s financing activities.

Note 4 — Accounts receivable, net

Accounts receivable, net consisted of the following:

	December 31, 2018	December 31, 2019
	USD	USD
Arrears of related parties	909,248	2,769,565
Third party arrears	58,779	868,600
Accounts receivable	968,027	3,638,165
Less: allowance for doubtful accounts
Accounts receivable, net	968,027	3,638,165

Note 5 —Inventories

Inventories consisted of the following:

	December 31, 2018	December 31, 2019
	USD	USD
Finished goods	408,750	595,080
Total Inventories	408,750	595,080

The write-down of finished goods inventories to net realizable value amounted to USD 408,750 and USD 595,080 in December 31,2018 and 2019. There have been no reversals of write-downs.

NOTE 6— Property and equipment, net

Property and equipment, net consist of the following:

	December 31, 2018	December 31, 2019
	USD	USD
Office electronic equipment	3,811	3,811
Office fixtures and furniture	492	492
Subtotal	4,303	4,303
Less: accumulated depreciation	4,303	4,303
Total	0	0

Depreciation expense for the years ended December 31, 2018 and 2019 amounted to USD 660 and USD 0, respectively.

Note 7 — Related party transactions

During the financial year 2018 and 2019, there were significant related party transactions, at terms agreed between the parties, as follows:

	December 31, 2018	December 31, 2019
	USD	USD
Related party sales：
Achates Technology Limited	-	9,105,934
Feda Electronics Company Limited	6,704,993	10,267,983
Total:	6,704,993	19,373,917
Related party procurement：
Feda Electronics Company Limited	1,007,075	395,208

Note 8 —Short-term bank loans

Outstanding balance of short-term bank loans consisted of the following:

Lender	Term	Interest rate	Collateral/ Guarantee	December 31, 2018	December 31, 2019
				USD	USD
DBS Bank, Ltd. (“DBS”)	60 days.	DBS Prevailing Cost of Funds + 2.5% (Approximately 5% – 5.5%)	Guaranteed by Mr. Huang Guanchao (FE-DA’ director) and Mr. Lim Tzea (FE-DA’ general manager and director) and Mr. Lim Tzea’s assigned life insurance	1,512,046	1,446,905

FE-DA receives loan arrangements from DBS Bank to be used as inventory / inventory financing facilities or trading facilities, mainly using credit instruments for inventory financing. These funds are issued directly from DBS Bank to suppliers, and FE-DA must pay to DBS within 60 days.

Note 9 — Taxes

Income tax

Singapore

FE-DA is incorporated in Singapore and is subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first SGD 10,000 (approximately USD 7,400) taxable income and 50% of the next SGD 290,000 (approximately USD 214,600) in 2018 and SGD 190,000 (approximately USD 140,600) in 2019 taxable income are exempted from income tax.

Significant components of the benefit of (provision for) income taxes are as follows:

	For the year ended December 31, 2018	For the year ended December 31, 2019
	USD	USD
Current	235,228	65,566

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2018 and 2019, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended December 31, 2018 and 2019 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2019.

Goods and services taxes (“GST”)

Revenue represents the invoiced value of service, net of GST. The GST rate is generally 7% in Singapore. As of December 31, 2018 and 2019, the company had no balance of GST payable.

Taxes payable consisted of the following:

	December 31, 2018	December 31, 2019
	USD	USD
Income taxes payable	230,593	69,265
Totals	230,593	69,265

Note 10 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD 500,000 (approximately USD 64,000) if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2019, cash balance of approximately USD 473,075 was maintained at financial institutions in Hong Kong, of which approximately USD 409,075 was subject to credit risk. The Singapore Deposit Insurance Corporation Limited (SDIC) insures deposits in a Deposit Insurance (DI) Scheme member bank or finance company up to SGD 75,000 (approximately USD 57,000) per account. As of December 31, 2019, cash balance of approximately USD 45,515was maintained at DI Scheme banks in Singapore, of which USD Zero was subject to credit risk.

A majority of the Company’s expense transactions are denominated in USD and a significant portion of the Company’s assets and liabilities are denominated in USD.

Customer concentration risk

For the year ended December 31, 2018, three customers accounted for 47%, 16% and 12% of the Company’s total revenues. For the year ended December 31, 2019, three customers accounted for 32%, 19% and 15% of the Company’s total revenues.

As of December 31, 2018, two customer accounted for 76% and 24% of the Company’s accounts receivable. As of December 31, 2019, two customers accounted for 94%, and 6% of the Company’s accounts receivable.

Vendor concentration risk

For the year ended December 31, 2018, three vendors accounted for 68%, 6% and 6% of the Company’s total purchases. For the year ended December 31, 2019, three vendors accounted for 73%, 10% and 8% of the Company’s total purchases.

As of December 31, 2018, one vendor accounted for 100% of the Company’s accounts payable. As of December 31, 2019, two vendors accounted for 99.99% and 0.01% of the Company’s accounts payable.

Note 11 — Shareholders’ equity

Ordinary shares

FE-DA was incorporated under the laws of Singapore on January 21, 2009 with a legal capital of US $500,000 and SGD 2.

Capital contribution

During the years ended December 31, 2018 and 2019, the Company’s shareholders hadn’t contributed to the Company.

Note 12 — Commitments and contingencies

Coronavirus (“COVID-19”)

From late January 2020, the COVID-19 was rapidly evolving globally. The Company operates in various regions affected by the outbreak. While the full impact to the Company cannot be quantified reliably, the Company’s performance subsequent to the balance sheet date is likely to be negatively impacted as a result of regional and global travel restrictions, quarantine and/or illness of employees, loss of customers, supply chain disruptions, and other forms of interruptions to business.

Note 13 — SUBSEQUENT EVENTS

Acquired by VIYI

On September 27, 2020, VIYI Algorithm Inc (“VIYI”) which primarily engaged in Central processing algorithm service entered into Acquisition Framework Agreement which was amended and supplemented on September 28, 2020 to acquire 100% equity interests of FE-DA Electronics Company Private Limited. The transaction consummated on September 28, 2020.

Purchase of Hong Kong Company

In November 2020, FE-DA purchased 100% equity interests of Excel Crest Limited (“Excel Crest”) for HKD 1 to support the daily operations of FE-DA in Hong Kong.

Report of Independent Registered Public Accounting Firm

To the shareholders and the Board of Directors of Shenzhen VIYI Algorithm Inc.

Results of Review of Interim Financial Statements

We have reviewed the accompanying balance sheet of Fe-da Electronics Company Pte Ltd (the “Company”) as of June 30, 2020 and 2019, and the statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the six-month periods ended June 30, 2020 and 2019, and the related notes (collectively referred to as the “interim financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

Basis for Review Results

These interim financial statements arc the responsibility of the Company’s management. We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope thru an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

FE-DA ELECTRONICS COMPANY PRIVATE LIMITED

Balance Sheets

	June 30,	June 30,
	2019	2020
	USD	USD

ASSETS

CURRENT ASSETS
Cash and cash equivalents	617,710	128,574
Accounts receivable, net	3,023,787	4,769,722
Prepayments and other current assets	218,029	205,562
Inventory	1,028,125	657,500
Total current assets	4,887,651	5,761,358

PROPERTY AND EQUIPMENT, NET

OTHER ASSETS
Total non-current assets

Total assets	4,887,651	5,761,358

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	12	1,018,666
Short-term bank loans	2,010,117	1,953,753
Taxes payable	27,053	65,629
Other current liabilities	56,122	48,545
Total current liabilities	2,093,305	3,086,592

OTHER LIABILITIES
Total other liabilities

Total liabilities	2,093,305	3,086,592

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Ordinary shares	500,001	500,001
Retained earnings	2,294,345	2,174,764
Total shareholders’ equity	2,794,346	2,674,766

Total liabilities and shareholders’ equity	4,887,651	5,761,358

The accompanying notes are an integral part of these financial statements.

FE-DA ELECTRONICS COMPANY PRIVATE LIMITED

	For the six months Ending June 30,
	2019	2020
	USD	USD
OPERATING REVENUES	35,668,022	31,605,756

COST OF REVENUES	35,035,910	31,760,542

GROSS PROFIT	632,111	-154,786

OPERATING EXPENSES
Selling expenses	10,009	1,768
General and administrative expenses	282,765	158,785
Total operating expenses	292,774	160,553

INCOME FROM OPERATIONS	339,337	-315,339

OTHER INCOME (EXPENSE)
Finance expenses, net	38,706	35,087
Other income, net	-18	-26,771
Total other income (expense), net	38,688	8,317

INCOME BEFORE INCOME TAXES	300,649	-323,656
PROVISION FOR INCOME TAX	23,768	-

NET INCOME	276,882	-323,656

OTHER COMPREHENSIVE INCOME

COMPREHENSIVE INCOME	276,882	-323,656

The accompanying notes are an integral part of these financial statements.

FE-DA ELECTRONICS COMPANY PRIVATE LIMITED

Cash Flow Statement

	For the six months Ended June 30,
	2019	2020
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	276,882	-323,656
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization
Change in operating assets and liabilities:
Accounts receivable	-2,055,760	-1,131,557
Prepayment and other current assets	-173,390	58,289
Inventory	-619,375	-62,420
Accounts payable	-	600,074
Advance from customers	-1,175	-1,247
Other payables and accrued liabilities	14,298	-33,485
Taxes payable	-203,540	-3,636
Net cash provided by (used in) operating activities	-2,762,061	-897,638

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash (used in) provided by investing activities

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	5,477,114	6,293,369
Repayment of short term loan	-4,977,114	-5,785,747
Net cash provided by (used in) financing activities	500,000	507,622

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS

CHANGE IN CASH AND CASH EQUIVALENTS	-2,262,061	-390,016

CASH AND CASH EQUIVALENTS, beginning of year	2,879,771	518,590

CASH AND CASH EQUIVALENTS, end of year	617,710	128,574

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	227,307	3,636
Cash paid for interest expense	40,634	35,862

The accompanying notes are an integral part of these financial statements.

FE-DA ELECTRONICS COMPANY PRIVATE LIMITED

Statement of Changes in Shareholders’ Equity

	Ordinary shares	Retained earnings	Total
	USD	USD	USD
Balance, December 31, 2018	500,001	2,017,463	2,517,465
Net income		276,882	276,882
Statutory reserves
Foreign currency translation
BALANCE, June 30, 2019	500,001	2,294,345	2,794,346
BALANCE, December 31, 2019	500,001	2,498,420	2,998,422
Net income		-323,656	-323,656
Statutory reserves
Foreign currency translation
BALANCE, June 30, 2020	500,001	2,174,764	2,674,766

The accompanying notes are an integral part of these financial statements.

FE-DA ELECTRONICS COMPANY PRIVATE LIMITED

NOTES TO financial statements

Note 1 — GENERAL

FE-DA Electronics Company Private Limited (“FE-DA” or the “Company”) is a company incorporated on January 21, 2009 under the laws of the Singapore, an intelligent chip and service solution provider.

Note 2 — Summary of significant accounting policies

Basis of presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, revenue recognition, deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Foreign currency translation and other comprehensive income (loss)

The Company uses U.S. dollar (“USD”) as its reporting currency. The functional currency of FE-DA is U.S. dollar, which is the respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

Cash and cash equivalents

Cash and cash equivalents primarily consists of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. Cash and cash equivalents also consist of funds earned from the Company’s operating revenues which were held at third party platform fund accounts which are unrestricted as to immediate use or withdraw. The Company maintains most of its bank accounts in HK and Singapore.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 90 days. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of June 30, 2019 and 2020, the Company made USD 0 and USD 0 allowance for doubtful accounts for accounts receivable, respectively.

Inventories

Inventories are comprised of finished goods and are stated at the lower of cost or net realizable value using the weighted average method. Management reviews inventories for obsolescence and cost in excess of net realizable value periodically when appropriate and records a reserve against the inventory when the carrying value exceeds net realizable value. As of June 30, 2019 and 2020, the Company determined that no allowance was necessary.

Prepayments and other current assets

Prepayments and other current assets are mainly payments made to vendors or services providers for future services and prepaid rent. These amounts are refundable and bear no interest. Management reviews its prepayments and other current assets on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. As of June 30, 2019 and 2020, no allowance was deemed necessary.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with no residual value. The estimated useful lives are as follows:

Useful Life
Office equipment	3 years
Office furniture and fixtures	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

Long-lived assets, including property and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the six months ended June 30, 2019 and 2020, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

● Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

● Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

● Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606) for the six months ended June 30, 2019 and 2020 using the modified retrospective method for contracts that were not completed as of December 31, 2018. The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) the Company satisfies the performance obligation.

Prior to fiscal year 2019, the Company recognizes revenue when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price or fees are fixed or determinable, and (iv) the ability to collect is reasonably assured. Revenue is presented in the statements of income and comprehensive income net of sales taxes. The Company does not offer rights of refund of previously paid or delivered amounts, rebates, rights of return or price protection. In all instances, the Company limits the amount of revenue recognized to the amounts for which it has the right to bill its’ customers.

The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition.

(i) Sale of intelligent chips

The Company has been engaged in resale of intelligent chips products and accessories. The Company typically enters into written contracts with its customer where the rights of the parties, including payment terms, are identified and sales prices to the customers are fixed with no separate sales rebate, discount, or other incentive and no right of return exists on sales of inventory. The Company’s performance obligation is to deliver products according to contract specifications. The Company recognizes gross product revenue at a point in time when the control of products or services are transferred to customers.

To distinguish a promise to provide products from a promise to facilitate the sale from a third party, the Company considers the guidance of control in ASC 606-10-55-37A and the indicators in 606-10-55-39. The Company considers this guidance in conjunction with the terms in the Company’s arrangements with both suppliers and customers.

In general, the Company controls the products as it has the obligation to (i) fulfill the products delivery and (ii) bear any inventory risk as legal owners. In addition, when establishing the selling prices for delivery of the resale products, the Company has control to set its selling price to ensure it would generate profit for the products delivery arrangements. The Company believes that all these factors indicate that the Company is acting as a principal in this transaction. As a result, revenue from the sales of products is presented on a gross basis.

Contract balances:

The Company records receivable related to revenue when it has an unconditional right to invoice and receive payment.

Payments received from customers before all of the relevant criteria for revenue recognition met are recorded as deferred revenue.

The Company’s disaggregated revenue streams are described as follows:

	June 30, 2019	June 30, 2020
	USD	USD
Intelligent chips	35,668,022	31,605,756
Total revenues	35,668,022	31,605,756

The Company’s revenue by geographic locations are summarized below:

	June 30, 2019	June 30, 2020
	USD	USD
Singapore revenues	1,400	386,280
Other regional revenue	35,666,622	31,219,476
Total revenues	35,668,022	31,605,756

Cost of revenues

For intelligent chip, the cost of revenue consist primarily of the costs of products sold.

The Company’s disaggregated cost streams are described as follows:

	June 30, 2019	June 30, 2020
	USD	USD
Intelligent chips	35,035,910	31,760,542
Total revenues	35,035,910	31,760,542

Goods and services taxes (“GST”)

Revenue represents the invoiced value of service, net of GST. The GST rate is generally 7% in Singapore. All of the GST returns filed by the Company in Singapore, have been and remain subject to examination by the tax authorities for five years from the date of filing.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. Tax returns filed in 2019 to 2020 are subject to examination by any applicable tax authorities.

Operating leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Company are currently classified as operating leases. The Company records lease expense on a straight-line basis over the lease term.

Employee benefit

As required by law, the Company makes contributions to the Central Provident Fund (“CPF”). CPF contributions are recognized as compensation expenses in the same period as employment that gives rise to the contributions.

These expenses are charged to profit or loss as and when they arise and are disclosed as part of staff costs.

Employee entitlements to annual leave are recognized when they accrue to employees. An accrual is made for the estimated liability for leave as a result of services rendered by employees up to the end of reporting period.

These expenses are charged to profit or loss as and when they arise and are disclosed as part of staff costs.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption assuming the Company will remain an emerging growth company at that date. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2020, and interim reporting periods within annual reporting periods beginning after December 15, 2021. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. The Company has not early adopted this update and it will become effective on January 1, 2022 after FASB delayed the effective date for non-public companies with ASU 2020-05. The Company is currently evaluating the impact of this new standard on its financial statements and related disclosures.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. The Company does not expect the adoption of this ASU would have a material effect on the Company’s financial statements.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables — Nonrefundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for annual and interim reporting periods beginning July 1, 2021. Early application is not permitted. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The Company is currently evaluating the impact of this new standard on Company’s financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for annual periods beginning after December 15, 2020 for public business entities. Early application is permitted. The amendments in this Update should be applied retrospectively. The Company does not expect the adoption of this standard to have a material impact on its financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3 — CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

	June 30, 2019	June 30, 2020
	USD	USD
Cash and bank balance	617,710	128,574
Less: bank overdraft
Cash and cash equivalents	617,710	128,574

Cash deposits are generally held in instant access bank accounts and interest-bearing accounts. Included in the company’s Cash and cash equivalents are amount of USD 617,710 and USD 128,574 in June 30, 2019 and 2020. Bank overdrafts should be included as a component of cash and cash equivalents only when they form an integral part of an enterprise’s cash management. Otherwise, they are generally considered as part of an enterprise’s financing activities.

Note 4 — Accounts receivable, net

Accounts receivable, net consisted of the following:

	June 30, 2019	June 30, 2020
	USD	USD
Arrears of related parties		1,021,620
Third party arrears	3,023,787	3,748,102
Accounts receivable	3,023,787	4,769,722
Less: allowance for doubtful accounts
Accounts receivable, net	3,023,787	4,769,722

Note 5 —Inventories

Inventories consisted of the following:

	June 30, 2019	June 30, 2020
	USD	USD
Finished goods	1,028,125	657,500
Total Inventories	1,028,125	657,500

The write-down of finished goods inventories to net realizable value amounted to USD 1,028,125 and USD 657,500 in June 30, 2019 and 2020. There have been no reversals of write-downs.

NOTE 6— Property and equipment, net

Property and equipment, net consist of the following:

	June 30, 2019	June 30, 2020
	USD	USD
Office electronic equipment	3,811	3,811
Office fixtures and furniture	492	492
Subtotal	4,303	4,303
Less: accumulated depreciation	4,303	4,303
Total	0	0

Depreciation expense for the six months ended June 30, 2019 and 2020 amounted to USD 0 and USD 0, respectively.

Note 7 — Related party transactions

During the six months ended June 30, 2019 and 2020, there were significant related party transactions, at terms agreed between the parties, as follows:

	June 30, 2019	June 30, 2020
	USD	USD
Related party sales：
Achates Technology Limited	2,029,149	589,950
Feda Electronics Company Limited	6,791,254	5,145,124
Total:	8,820,403	5,735,074

Note 8 —Short-term bank loans

Outstanding balance of short-term bank loans consisted of the following:

Lender	Term	Interest rate	Collateral/ Guarantee	June 30, 2019	June 30, 2020
				USD	USD
DBS Bank, Ltd. (“DBS”)	60 days.	DBS Prevailing Cost of Funds + 2.5% (Approximately 5% – 5.5%)	Guaranteed by Mr. Huang Guanchao (FE-DA’ director) and Mr. Lim Tzea (FE-DA’ general manager and director) and Mr. Lim Tzea’s assigned life insurance	2,010,117	1,953,753

FE-DA receives loan arrangements from DBS Bank to be used as inventory / inventory financing facilities or trading facilities, mainly using credit instruments for inventory financing. These funds are issued directly from DBS Bank to suppliers, and FE-DA must pay to DBS within 60 days.

Note 9 — Taxes

Income tax

Singapore

FE-DA is incorporated in Singapore and is subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first SGD 10,000 (approximately USD 7,400) taxable income and 50% of the next SGD 190,000 (approximately USD 140,600) in 2019 and 2020 taxable income are exempted from income tax.

Significant components of the benefit of (provision for) income taxes are as follows:

	For six months ended June 30, 2019	For six months ended June 30, 2020
	USD	USD
Current	23,768	0

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2019 and 2020, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the six months ended June 30, 2019 and 2020 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from June 30, 2020.

Goods and services taxes (“GST”)

Revenue represents the invoiced value of service, net of GST. The GST rate is generally 7% in Singapore. As of June 30, 2019 and 2020, the company had no balance of GST payable.

Taxes payable consisted of the following:

	June 30, 2019	June 30, 2020
	USD	USD
Income taxes payable	27,053	65,629
Totals	27,053	65,629

Note 10 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD 500,000 (approximately USD 64,000) if the bank with which an individual/a company hold its eligible deposit fails. As of June 30, 2020, cash balance of approximately USD 3,348 was maintained at financial institutions in Hong Kong, of which approximately USD zero was subject to credit risk. The Singapore Deposit Insurance Corporation Limited (SDIC) insures deposits in a Deposit Insurance (DI) Scheme member bank or finance company up to SGD 75,000 (approximately USD 57,000) per account. As of June 30, 2020, cash balance of approximately USD125,226was maintained at DI Scheme banks in Singapore, of which USD 32,475 was subject to credit risk.

A majority of the Company’s expense transactions are denominated in USD and a significant portion of the Company’s assets and liabilities are denominated in USD.

Customer concentration risk

For the six months ended June 30, 2019, three customers accounted for 42%, 19% and 18% of the Company’s total revenues. For the six months ended June 30, 2020, three customers accounted for 38%, 20% and 16% of the Company’s total revenues.

As of June 30, 2019, one customer accounted for 100% of the Company’s accounts receivable. As of June 30, 2020, two customers accounted for 79%, and 21% of the Company’s accounts receivable.

Vendor concentration risk

For the six months ended June 30, 2019, three vendors accounted for 74%, 10% and 8% of the Company’s total purchases. For the six months ended June 30, 2020, three vendors accounted for 38%, 35% and 13% of the Company’s total purchases.

As of June 30, 2019, one vendor accounted for 100% of the Company’s accounts payable. As of June 30, 2020, two vendors accounted for 99.99% and 0.01% of the Company’s accounts payable.

Note 11 — Shareholders’ equity

Ordinary shares

FE-DA was incorporated under the laws of Singapore on January 21, 2009 with a legal capital of US $500,000 and SGD 2.

Capital contribution

During the six months ended June 30, 2019 and 2020, the Company’s shareholders hadn’t contributed to the Company.

Note 12 — Commitments and contingencies

Coronavirus (“COVID-19”)

From late January 2020, the COVID-19 was rapidly evolving globally. The Company operates in various regions affected by the outbreak. While the full impact to the Company cannot be quantified reliably, the Company’s performance subsequent to the balance sheet date is likely to be negatively impacted as a result of regional and global travel restrictions, quarantine and/or illness of employees, loss of customers, supply chain disruptions, and other forms of interruptions to business.

Note 13 — SUBSEQUENT EVENTS

Acquired by VIYI

On September 27, 2020, VIYI Algorithm Inc (“VIYI”) which primarily engaged in Central processing algorithm service entered into Acquisition Framework Agreement which was amended and supplemented on September 28, 2020 to acquire 100% equity interests of FE-DA Electronics Company Private Limited. The transaction consummated on September 28, 2020.

Purchase of Hong Kong Company

In November 2020, FE-DA purchased 100% equity interests of Excel Crest Limited (“Excel Crest”) for HKD 1 to support the daily operations of FE-DA in Hong Kong.

On September 27, 2020, VIYI entered into Acquisition Framework Agreement, which was amended and supplemented on September 28, 2020, to acquire 100% equity interests of Fe-da Electronics Company Pte Ltd. (“Fe-da Electronics”), a provider of Internet of Things solutions based in Singapore,

The unaudited pro forma combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the Combined Company after giving effect to buesiness combination

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2020

(in USD)

	Viyi Algorithm Inc	Fe-da Eletronics	Adjustment for Business Combination	Note	Pro Forma Combined

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$229,714	$128,574	$-		$358,288
Accounts receivable, net	3,293,113	4,769,722	-		8,062,835
Inventories	-	657,500	-		657,500
Due from parent	18,703,630	-	(15,000,000)	(a)	3,703,630
Prepaid expenses and other current assets	287,788	205,562	-		493,350
Total current assets	22,514,245	5,761,358	(15,000,000)		13,275,603

PROPERTY AND EQUIPMENT, NET	7,059	-	-		7,059

OTHER ASSETS
Prepaid expenses and deposits	32,246	-	-		32,246
Intangible assets, net	443,770	-	3,902,593	(a)	4,346,363
Goodwill	13,135,145	-	8,786,958	(a)	21,922,103
Total non-current assets	13,611,161	-	12,689,551		26,300,712

Total assets	$36,132,465	$5,761,358	$(2,310,449)		$39,583,374

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,653,831	$1,018,666	$-		$2,672,497
Deferred revenues	5,686	-	-		5,686
Other payables and accrued liabilities	32,434	-	-		32,434
Short-term bank loans	-	1,953,753	-		1,953,753
Other current liabilities	-	48,545	-		48,545
Taxes payable	116,170	65,629	-		181,799
Total current liabilities	1,808,121	3,086,593	-		4,894,714

OTHER LIABILITIES
Business acquisition payable	-	-	153,004	(a)	153,004
Deferred tax liabilities, net	110,942	-	663,440	(a)	774,382
Total other liabilities	110,942	-	816,444		927,386

Total liabilities	1,919,063	3,086,593	816,444		5,822,100

SHAREHOLDERS’ EQUITY
Ordinary shares	682,251	500,001	(500,001)	(a)	682,251
Additional paid-in capital	25,198,143	-	-		25,198,143
Retained earnings	7,740,181	2,174,764	(2,174,764)	(a)	7,288,053
			(452,128)	(b)
Statutory reserves	592,827	-	-		592,827
Total shareholders’ equity	34,213,402	2,674,765	(3,126,893)		33,761,274

NONCONTROLLING INTERESTS	-	-	-		-

Total equity	34,213,402	2,674,765	(3,126,893)		33,761,274

Total liabilities and shareholders’ equity	$36,132,465	$5,761,358	$(2,310,449)		$39,583,374

(a)	To record the acquisition of Feda with total consideration of approximately $15.2 million (RMB 107.6 million) funded with repayment from Parent, the excess of purchase price of $15.2 millilon over net assets acquired resulting in approximately $8.8 million of goodwill.
(b)	To record amortization expense and deferred tax benefit incurrued during the period upon acquisition of Feda’ intangible assets.

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDTED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the Six Months Ended June 30, 2020

(In USD)

	Viyi Algorithm Inc	Fe-da Eletronics	Adjustment for Business Combination		Note	Pro Forma Combined

OPERATING REVENUES	$9,081,706	$31,605,756	$			$40,687,462

COST OF REVENUES	(6,051,600)	(31,760,542)				(37,812,142)

GROSS PROFIT	3,030,106	(154,786)				2,875,320

OPERATING EXPENSES
Selling expenses	(50,022)	(1,768)				(51,790)
General and administrative expenses	(455,254)	(158,785)		(544,733)	(a)	(1,158,772)
Research and development expenses	(90,600)	-				(90,600)
Total operating expenses	(595,876)	(160,553)				(1,301,162)

INCOME FROM OPERATIONS	2,434,230	(315,339)				1,574,158

OTHER INCOME (EXPENSES)
Interest income	263	-				263
Finance expenses, net	(1,012)	(35,087)				(36,099)
Other income, net	39,703	26,771				66,474
Total other income, net	38,954	(8,316)				30,638

INCOME BEFORE INCOME TAXES	2,473,184	(323,655)				1,604,796

BENEFIT OF (PROVISION FOR) INCOME TAX
Current	(64,699)	-				(64,699)
Deferred	51,204	-		92,605	(a)	143,809
Total provision for income tax	(13,495)	-				79,110

NET INCOME	2,459,689	(323,655)				1,683,906

Less: Net loss attributable to non-controlling interests	-	-

NET INCOME ATTRIBUTABLE TO SHAREHOLDERS	$2,459,689	$(323,655)	$			$1,683,906

NET INCOME	$2,459,689	$(323,655)	$			$1,683,906

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	-

COMPREHENSIVE INCOME	2,459,689	(323,655)				1,683,906

Less: Comprehensive loss attributable to noncontrolling interests	-	-

COMPREHENSIVE INCOME ATTRIBUTABLE TO VIYI ALGORITHM INC.	2,459,689	(323,655)				1,683,906

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	300,000,000					300,000,000

EARNINGS PER SHARE
Basic and diluted	$0.01					$0.01

(a)	To record amortization expense and deferred tax benefit incurrued during the period upon acquisition of Feda’ intangible assets.

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDTED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the Year Ended December 31, 2019

(In USD)

	Viyi Algorithm Inc	Fe-da Eletronics	Adjustment for Business Combination		Note	Pro Forma Combined

OPERATING REVENUES	$15,937,770	$69,901,618	$			$85,839,388

COST OF REVENUES	(6,748,444)	(68,646,834)				(75,395,278)

GROSS PROFIT	9,189,326	1,254,784				10,444,110

OPERATING EXPENSES
Selling expenses	(138,211)	(15,298)				(153,509)
General and administrative expenses	(1,280,391)	(607,814)		(1,089,465)	(a)	(2,977,670)
Research and development expenses	(237,775)	-				(237,775)
Total operating expenses	(1,656,377)	(623,112)				(3,368,954)

INCOME FROM OPERATIONS	7,532,949	631,672				7,075,156

OTHER INCOME (EXPENSES)
Interest income	705	-				705
Finance expenses, net	(841,878)	(85,177)				(927,055)
Other income, net	115,444	28				115,472
Total other income, net	(725,729)	(85,149)				(810,878)

INCOME BEFORE INCOME TAXES	6,807,220	546,523				6,264,278

BENEFIT OF (PROVISION FOR) INCOME TAX
Current	(687,505)	(65,566)				(753,071)
Deferred	103,925	-		185,209	(a)	289,134
Total provision for income tax	(583,580)	(65,566)				(463,937)

NET INCOME	6,223,640	480,957				5,800,341

Less: Net loss attributable to non-controlling interests	-	-

NET INCOME ATTRIBUTABLE TO SHAREHOLDERS	$6,223,640	$480,957	$			$5,800,341

NET INCOME	$6,223,640	$480,957				$5,800,341

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	-	-

COMPREHENSIVE INCOME	6,223,640	480,957				5,800,341

Less: Comprehensive loss attributable to noncontrolling interests	-	-

COMPREHENSIVE INCOME ATTRIBUTABLE TO SHAREHOLDERS	$6,223,640	$480,957	$			$5,800,341

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	300,000,000					300,000,000

EARNINGS PER SHARE
Basic and diluted	$0.02					$0.02

(a)	To record amortization expense and deferred tax benefit incurrued during the period upon acquisition of Feda’ intangible assets.